Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of common stock, par value $0.01 per share, of TESSCO Technologies Incorporated, a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: June 1, 2022

LAKEVIEW INVESTMENT GROUP & TRADING COMPANY, LLC

By:	ABL Manager LLC, its manager

By:	/s/ Ari B. Levy
	Name:	Ari B. Levy
	Title:	Manager

ABL MANAGER LLC

By:	/s/ Ari B. Levy
	Name:	Ari B. Levy
	Title:	Manager

/s/ Ari B. Levy
ARI B. LEVY